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                                                                   EXHIBIT 10xii


Preparer
Information: Charles R. Coulter, P.O. Box 619, Muscatine, IA 52761, 319/264-5000


                       REAL ESTATE CONTRACT (SHORT FORM)

     IT IS AGREED between Terrence L. Mealy and Loretta B. Mealy (husband and wife), Trustees of Charitable Remainder Trust

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("Sellers");

and HON INDUSTRIES Inc., an Iowa corporation

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("Buyers").


     Sellers agree to sell and Buyers agree to buy real estate in Muscatine County, Iowa, described as:

The North 64 feet of Lot 10 in Block 72; the West 30 feet of Lot 9 in Block 72; the West 8 feet of Lot 7 and the East 2/3 of Lot 8 in Block 73; and the East 52 feet of Lot 7 in Block 73, all in the City of Muscatine, Muscatine County, Iowa, with any easements and appurtenant servient estates, but subject to the following: a. any zoning and other ordinances; b. any covenants of record; c. any easements of record for public utilities, roads and highways; and d. (consider: liens; mineral rights; other easements; interest of others.)
 ....None.
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(the "Real Estate"), upon the following terms:

 1. PRICE. The total purchase price for the Real Estate is Two Hundred Ninety Seven Thousand Six Hundred Dollars ($297,600.00) of which One Thousand and no/100 Dollars (1,000.00) has been paid. Buyers shall pay the balance to Sellers at Muscatine, Iowa, or as directed by Sellers, as follows: The balance of the purchase price will be paid in full at the closing, which will be on or before January 2, 1998.

 2. INTEREST. Buyers shall pay interest from N/A on the unpaid balance, at the rate of N/A percent per annum, payable N/A. Buyers shall also pay interest at the rate of N/A percent per annum on all delinquent amounts and any sum reasonably advanced by Sellers to protect their interest in this contract, computed from the date of the delinquency or advance.

 3. REAL ESTATE TAXES. Sellers shall prorate real estate taxes payable in the 1998-1999 fiscal year according to Muscatine County Bar Association procedures and shall pay any unpaid real estate taxes payable in prior years. Buyers shall pay all subsequent real estate taxes.

 4. SPECIAL ASSESSMENTS. Seller shall pay all special assessments which are a lien on the Real Estate as of the date of this contract. All other special assessments shall be paid by Buyers.

 5. POSSESSION. Sellers shall give Buyers possession of the Real Estate on the date of closing provided Buyers are not in default under the contract.

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 6.  INSURANCE.  Sellers shall maintain existing insurance upon the Real Estate until the date of possession. Buyers shall accept insurance proceeds instead of Sellers replacing or repairing damaged improvements. After possession and until full payment of the purchase price, Buyers shall keep the improvements on the Real Estate insured against loss by fire, tornado, and extended coverage for the sum not less than 80 percent of full insurable value payable to the Sellers and Buyers as their interests may appear. Buyers shall provide Sellers with evidence of such insurance.

 7. ABSTRACT AND TITLE. Sellers, at their expense, shall promptly obtain an abstract of title to the Real Estate continued through the date of this contract, and deliver it to Buyers for examination. It shall show merchantable title in Sellers in or conformity with this contract, Iowa law and the Title Standards of the Iowa State Bar Association. The abstract shall become the property of the Buyers when the purchase price is paid in full, however, Buyers reserve the right to occasionally use the abstract prior to full payment of the purchase price. Seller shall pay the costs of any additional abstracting and title work due to any act or omission of Sellers, including transfers by or the death of Sellers or their assignees.

 8. FIXTURES. All property that integrally belongs to or is part of the Real Estate, whether attached or detached, such as light fixtures, shades, rods, blinds, awnings, windows, storm doors, screens, plumbing fixtures, water heaters, water softeners, automatic heating equipment, air conditioning equipment, wall to wall carpeting, built-in items, and electrical service cable, outside television towers and antenna, fencing, gates and landscaping shall be considered a part of Real Estate and included in the sale except: (consider:
rental items.) ......None.

 9. CARE OF PROPERTY. Buyers shall take good care of the property; shall keep the buildings and other improvements now or later placed on the Real Estate in good and reasonable repair and shall not injure, destroy or remove the property during the term of this contract. Buyers shall not make any material alteration to the Real Estate without the written consent of the Sellers.

10. DEED. Upon payment of purchase price, Sellers shall convey the Real Estate to Buyers or their assignees, by general warranty deed, free and clear of all liens, restrictions, and encumbrances except as provided herein. Any general warranties of title shall extend only to the date of this contract, with special warranties as to acts of Sellers continuing up to time of delivery of the deed.

11. REMEDIES OF THE PARTIES. a. If Buyers fail to timely perform this contract, Sellers may, at Sellers' option, forfeit Buyers' rights in this contract as provided in the Iowa Code, and all payments made by Buyers shall be forfeited. If Buyers fail to timely perform this contract, Sellers, at their option, may elect to declare the entire balance immediately due and payable after such notice, if any, as may be required by Chapter 654, The Code. Thereafter this contract may be foreclosed in equity and the court may appoint a receiver to take immediate possession of the property and of the revenues and income accruing therefrom and to rent or cultivate the same as the receiver may deem best for the interest of all parties concerned, and such receiver shall be liable to account to Buyers only for the net profits, after application of rents, issues and profits from the costs and expenses of the receivership and foreclosure and upon the contract obligation.

     It is agreed that if this contract covers less than ten (10) acres of land, and in the event of the foreclosure of this contract and sale of the property by sheriff's sale in such foreclosure proceedings, the time of one year for redemption from said sale provided by the statutes of the State of Iowa shall be reduced to six (6) months provided the Sellers, in such action file an election to waive any deficiency judgment against Buyers which may arise out of the foreclosure proceedings; all to be consistent with the provisions of Chapter 628 of the Iowa Code. If the redemption period is so reduced, for the first three
(3) months after sale such right of redemption shall be exclusive to the Buyers, and the time periods in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to four (4) months.

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     It is further agreed that the period of redemption after a foreclosure of this contract shall be reduced to sixty (60) days if all of the three following contingencies develop: (1) The read estate is less than ten (10) acres in size;
(2) the Court finds affirmatively that the said real estate has been abandoned by the owners and those persons personally liable under this contract at the time of such foreclosure; and (3) Sellers in such action file an election to waive any deficiency judgment against Buyers or their successor in interest in such action. If the redemption period is so reduced, Buyers or their successors in interest or the owner shall have the exclusive right to redeem for the first thirty (30) days after such sale, and the time provided for redemption by creditors as provided in Sections 628.5, 628.15 and 628.16 of the Iowa Code shall be reduced to forty (40) days. Entry of appearance by pleading or docket entry by or on behalf of buyers shall be presumption that the property is not abandoned. Any such redemption period shall be consistent with all of the provisions of Chapter 628 of the Iowa Code. This paragraph shall not be construed to limit or otherwise affect any other redemption provisions contained in Chapter 628 of the Iowa Code.

     b. If Sellers fail to timely perform their obligations under this contract, Buyers shall have the right to terminate this contract and have all payments made returned to them.

     c. Buyers and Sellers are also entitled to utilize any and all other remedies or actions at law or in equity available to them.

     d. In any action or proceeding relating to this contract the successful party shall be entitled to receive reasonable attorney's fees and costs as permitted by law.

12. JOINT TENANCY IN PROCEEDS AND IN REAL ESTATE. If Sellers, immediately proceeding this contract, hold title to the Real Estate in joint tenancy with full right of survivorship, and the joint tenancy is not later destroyed by operation of law or by acts of Sellers, then the proceeds of this sale, and any continuing or recaptured rights of Sellers in the Real Estate, shall belong to Sellers as joint tenants with full right of survivorship and not as tenants in common; and Buyers, in the event of the death of either Seller, agree to pay any balance of the price due Sellers under this contract to the surviving Seller and to accept a deed from the surviving Seller consistent with paragraph 10.

13. JOINDER BY SELLER'S SPOUSE. Seller's spouse, if not a titleholder immediately preceding acceptance of this offer, executes this contract only for the purpose of relinquishing all rights of dower, homestead and distributive share or in compliance with Section 561.13 of the Iowa Code and agrees to execute the deed for this purpose.

14.  TIME IS OF THE ESSENCE.  Time is of the essence in this contract.

15. PERSONAL PROPERTY. If this contract includes the sale of any personal property, Buyers grant the Sellers a security interest in the personal property and Buyers shall execute the necessary financing statements and deliver them to Sellers.

16. CONSTRUCTION. Words and phrases in this contract shall be construed as in the singular or plural number, and as masculine, feminine or neuter gender, according to the context.

17.  ADDITIONAL PROVISIONS.

     a. This contract is subject to Buyer's obtaining, at its expense, a satisfactory Environmental Assessment of the Real Estate.

     b. SELLERS AGREE TO KEEP THE PURCHASE PRICE AND THE BUYER'S NAME IN STRICT CONFIDENCE.

     c. Sellers may remove such fixtures as Buyer may approve. Sellers will keep all improvements secure until the closing date.

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Dated:      November 15, 1997
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HON INDUSTRIES Inc.                       Terrence L. Mealy and Loretta B. Mealy
                                          Charitable Remainder Trust


By    /s/ James I. Johnson                By     /s/ Terrence L. Mealy
----------------------------------        --------------------------------------
  James I. Johnson, Vice President             Terrence L. Mealy, Trustee


                                          By      /s/ Loretta B. Mealy
                                          --------------------------------------
                                                Loretta B. Mealy, Trustee


                            BUYERS                                       SELLERS


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